Exhibit 23.2

May 10, 2006
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-8 of Cobalis Corp. of our report dated June 20, 2005 on our audit of the financial statements of Cobalis Corp. as of March 31, 2005 and the results of their operations and cash flows for the year then ended, and the reference to us under the caption “Experts".

/s/ Kabani & Company, Inc.
Los Angeles, California